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                                                                    EXHIBIT E(4)


                            FIRST AMENDMENT TO THE
                  FIRST AMENDED AND RESTATED RIGHTS AGREEMENT

     First Amendment ("Amendment"), dated as of November 12, 2000 to the First
                       ----------
Amended and Restated Rights Agreement, dated as of October 20, 1999 ("Rights
                                                                      ------
Agreement"), between American Freightways Corporation (the "Company") and
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EquiServe Trust Company, N.A. (the "Rights Agent").
                                    ------------

    WHEREAS, the Board of Directors of the Company has determined it advisable and in the best interest of the Company and its stockholders to amend the Rights Agreement as set forth herein immediately prior to and in connection with the execution and delivery of that certain Agreement and Plan of Merger, dated as of the date hereof, among FedEx Corporation, a Delaware corporation (the "Parent"), FDX, Inc., a Delaware corporation and wholly-owned subsidiary of Parent, and the Company ("Merger Agreement");

    NOW THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Rights Agreement, the parties hereby agree as follows:

    Section 1. Amendment to Rights Agreement. The Rights Agreement is hereby
               -----------------------------
amended as set forth in this Section 1.

    (a) The definition of "Acquiring Person" set forth in Section 1(b) of the Rights Agreement is hereby amended and restated in its entirety as follows:

       "(b) "Acquiring Person" means any Person that, together with all Affiliates and Associates of such Person, is the Beneficial Owner of 15% or more of the shares of the Common Stock then outstanding, but does not include (i) the Company; (ii) any Subsidiary of the Company; (iii) any employee benefit plan of the Company or of any Subsidiary of the Company; (iv) any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan; (v) any person that becomes an Acquiring Person pursuant to a Permitted Transaction; (vi) any Person that has become an Acquiring Person inadvertently and, within five Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired beneficial ownership of shares of Common Stock in excess of 14.9% inadvertently or without knowledge of the terms of the Rights and such certification is accepted as true by a Requisite Majority acting in good faith, and such Person divests as promptly as practicable a sufficient amount of Common Stock so that such Person would no longer hold in excess of 14.9% of the Common ,Stock then outstanding; (vii) any Person that becomes an Acquiring Person solely as a result of a reduction in the number of outstanding shares of the Common Stock in a transaction that is approved by a Requisite Majority, provided that such person will immediately be an Acquiring Person in the event such Person thereafter acquires any additional shares of Common Stock (other than as a
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    result of a stock split or stock dividend) while the Beneficial Owner of 15%
    or more of the shares of the Common Stock then outstanding; (viii) any Person who is the Beneficial Owner of 15% or more of the shares of Common Stock outstanding on the Rights Dividend Declaration Date and any transferee of any of the shares of Common Stock Beneficially Owned by such Person; and
    (ix) FedEx or its wholly-owned Subsidiary, FDX, provided, that the exception contained in this Section 1(b)(ix) will be void and of no effect in the event that any of FedEx, FDX or any Affiliate or Associate thereof becomes the beneficial owner of 15% or more of the shares of Common Stock then outstanding other than pursuant to the terms of the Merger Agreement."

  (b) Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

      " Subject to Section 7(e), the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided in this agreement including, without limitation, the restriction on exercisability set forth in Section 9(c), Section 11(a)(iii), Section 23(a) and Section 24) in whole or in part at anytime after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase the certificate on the reverse side of the Rights Certificate duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price for each share of Common Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) the Close of Business on August 31, 2003, (the "Final Expiration Date"),
    (ii) the time at which the Rights are redeemed as provided in Section 23,
    (iii) the time at which such Rights are exchanged as provided in Section 24, or (iv) the time immediately prior to the Effective Time (as defined in the Merger Agreement) (the earlier of such times being the "Expiration Date").

      (c) A new Section 1(x) of the Rights Agreement is hereby added to read in its entirety as follows:

     "(x) "FedEx" shall mean FedEx Corporation, a Delaware corporation."

      (d) A new Section 1(y) of the Rights Agreement is hereby added to read in its entirety as follows:

     "(y) "FDX" shall mean FDX, Inc., a Delaware corporation and wholly-owned subsidiary of FedEx."

      (e) A new Section 1(z) of the Rights Agreement is hereby added to read in its entirety as follows:


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           "(z) "Merger Agreement" shall mean the Agreement and Plan of Merger, dated as of November 12, 2000 among the Company, FedEx and FDX, as the same may from time to time be amended."

        Section 2. Miscellaneous
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        (a) Capitalized terms used and not otherwise defined herein shall have the meaning assigned to such terms in the Rights Agreement.

        (b) The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights agreement as amended hereby.

        (c) This Amendment shall be effective as of the time immediately prior to the execution and delivery of the Merger Agreement, and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

        (d) This Amendment may be executed in two or more counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

                                          AMERICAN FREIGHTWAYS
                                          CORPORATION


                                          By: /s/ F.S. (Sheridan) Garison
                                          Name: F.S. (Sheridan) Garrison


                                          Title: Chairman


                                          EQUISERVE TRUST COMPANY, N.A.

                                          By: /s/ Michael J. Connor


                                          Name: Michael J. Connor
                                          Title: Director, Client Administration